Exhibit 23.5

LETTER OF CONSENT

TO:     Lundin Mining Corporation

I refer to the Annual Report on Form 40-F of Lundin Mining Corporation dated March 31, 2009 (including all exhibits, the "Annual Report").

I hereby consent to the use of my report and the appearance of my name in the Annual Report.

Yours very truly

/s/ Juan Pablo González
Juan Pablo González
Golder Associates S.A.

Dated: March 31, 2009